THE LinDE GROUP STRICTLYCONFIDENTIAL Convenience translation - the German Version is the only legally binding Version PLAN CONDITIONS for the Option Rights and the Matching Shares of the Long Term Incentive Plan 2012 of Linde AG, Tranche 2017 ("LTIP 2012") Content § 1 Option Beneficiaries, Transfer 2 § 2 Precondition for Participation, Self-financed Investment, Matching Shares 3 § 3 Option Rights 5 § 4 Issue Conditions, Exercise Price 5 § 5 Adjustment of Plan Conditions; Termination of Option Rights and Matching Shares Rights 6 § 6 Preconditions for Exercise I: Waiting Period and Exercise Period 7 § 7 Preconditions for Exercise II: Performance Targets 8 § 8 Determination of the Number of Exercisable Option Rights 10 § 9 Lapse of Option Rights and Matching Shares Rights in the Event of a Termination of the Employment Relationship 10 § 10 Exercising Option Rights, Granting of Matching Shares 12 § 11 Option Office 13 § 12. Costs 14 § 13 Announcements 14 § 14Taxes, Charges 14 § 15 Liability and Risks 15 § 16 Personal Data 16 § 17 Concluding Provisions 16 ANNEX to the Linde Group Plan Conditions for the LTIP 2012 18

THE LINDE GROUP

CONVENIENCE TRANSLATION

page 2, Plan Conditions, Tranche 2017

Preamble

(1) On 4 May 2012, the Annual General Meeting (*ordentliche Hauptversammlung*) of Linde Aktiengesellschaft, with headquarters in Munich ("Linde"), has authorised the Executive Board (*Vorstand*) and, with respect to the issuance in favour of the members of the Executive Board of Linde, the Supervisory Board (*Aufsichtsrat*) to issue subscription rights (*Bezugsrechte*) to members of the Executive Board of Linde, to members of management bodies of affiliated companies within the meaning of sec. 15 et. seq. of the German Stock Corporation Act (Aktiengesetz) ("Affiliated Companies") in Germany and abroad and to selected executives of Linde and Affiliated Companies in Germany and abroad. In order to enable Linde to fulfil its obligations corresponding to such subscription rights the Annual General Meeting has resolved to create a conditional capital. The conditional capital has been registered with the commercial register of Linde on 22 May 2012.

(2) On 4 May 2012, the Annual General Meeting of Linde has further authorised the Executive Board and, with respect to the issuance in favour of the members of the Executive Board of Linde, the Supervisory Board to acquire treasury shares and to use such treasury shares, amongst others, to fulfil Linde's obligations under the LTIP 2012.

(3) On the basis of the aforesaid resolutions, the Option Beneficiaries (as defined in § 1 para. 1) shall be granted Option Rights (as defined in § 3 para. 1) and Matching Shares Rights (as defined in § 2 para. 10) relating to no-par value bearer shares (*auf den Inhaber lautende Stückaktien*) of Linde. The following plan conditions shall apply to such Option Rights and Matching Shares Rights of the tranche 2017. They shall be integral part of the individual agreements on Option Rights and Matching Shares Rights between Linde and the respective Option Beneficiary.

§ 1 Option Beneficiaries, Transfer

(1) For the purpose of these Plan Conditions, "Option Beneficiaries" constitute those members of Linde's Executive Board who have been granted Option Rights (as defined in § 3 para. 1) and/or Matching Shares Rights (as defined in § 2 para. 10) by the Supervisory Board as well as those members of the management bodies of Affiliated Companies in Germany and abroad and those selected executives of Linde in Germany and abroad who have been granted Option Rights and/or Matching Shares Rights by Linde's Executive Board.

(2) The Option Rights shall not be transferable nor shall they be used as collateral. The exercise of the Option Rights pursuant to § 10 shall remain unaffected thereby.

(3) The granting of Option Rights and Matching Shares Rights and the granting of Matching Shares (as defined in § 2 para. 10) in favour of the Option Beneficiaries shall be made on a mere voluntary basis by Linde. Even the repeated granting of Option Rights, Matching Shares, Matching Shares Rights or similar benefits under the LTIP 2012 or other programmes does not provide a claim for being granted Option Rights, Matching Shares and Matching Shares Rights, similar or comparable benefits in the future.

THE LINDE GROUP

CONVENIENCE TRANSLATION

page 3, Plan Conditions, Tranche 2017

§ 2 Precondition for Participation, Self-financed Investment, Matching Shares

(1) Precondition for the participation in the LTIP 2012 is (a) the opening, and maintenance, of a separate securities account by the Option Beneficiary (the "LTIP 2012 Securities Account") during the term of the plan with an account bank nominated by Linde and engaged with the administration (the "Account Bank") and (b) the acceptance of Option Rights for the Tranche 2017 as well as the consent to these plan conditions. In addition to the LTIP 2012 Securities Account the Account Bank shall open, and maintain during the term of the plan, a clearing account relating to the LTIP 2012 Securities Account for the participants. Those Participants who already have a clearing account with the Account Bank can use the existing MIP or the LTIP clearing account.

(2) For Option Beneficiaries who belong to Linde Band 5 and higher on the Issue Date, *i.e.*, 7 June 2017 (as defined in § 3 para. 2), the participation in the LTIP 2012 further requires a self-financed investment in a certain number of no-par value bearer shares of Linde (the "Self-financed Investment Shares") (the shares of Linde also the "Linde Shares"). The definite number of Self-financed Investment Shares to be held subject to an adjustment pursuant to § 5 para. 1 shall be notified to the respective Option Beneficiary by way of an individual award letter. The Option Beneficiaries shall be obliged to transfer the Self-financed Investment Shares to the LTIP 2012 Securities Account. The Self-financed Investment Shares shall be locked-up until expiry of the Waiting Period, *i.e.* 6 June 2021, (as defined in § 6 para. 1) and may not be sold or otherwise transferred during such period. The self-financed investment in Linde Shares shall be made within four months following the Issue Date, *i.e.* by 6 October 2017, (the "Investment Period") and the Self-financed Investment Shares shall be transferred to the LTIP 2012 Securities Account during the Investment Period. Any and all shareholder rights of the Option Beneficiaries pertaining to the Self-financed Investment Shares shall exist during the Waiting Period too, the Self-financed Investment Shares shall in particular be entitled to dividend payments during the Waiting Period. Dividend payments on Self-financed Investment Shares shall be credited to the clearing account relating to the LTIP 2012 Securities Account; the Option Beneficiary shall be entitled to dispose of any such credits at any time at its own discretion.

(3) Option Beneficiaries who belong to Linde Band 4 on the Issue Date can acquire Matching Shares Rights (as defined in § 2 para. 10) by way of a voluntary self-financed investment in Linde Shares; for these Option Beneficiaries the self-financed investment shall not be a precondition for the participation in the LTIP 2012 nor a precondition for the granting of Option Rights. The definite number of voluntarily acquirable Self-financed Investment Shares for which Matching Shares Rights shall be granted shall be notified to the respective Option Beneficiaries by way of an individual award letter. In case of such voluntary acquisition of Self-financed Investment Shares, the self-financed investment in Linde Shares shall be made and the shares shall be transferred to the LTIP 2012 Securities Account within the Investment Period.

(4) For making the self-financed investment under the LTIP 2012 the Option Beneficiary can use a portfolio of Linde Shares already held by him/her unless these shares are already locked-up for the purposes of a previous Long Term Incentive Plans or other forms of remuneration or are otherwise precondition for the granting and/or the continuity of such forms of remuneration. In this case the respective number of Linde Shares shall be transferred to the LTIP 2012 Securities Account within the Investment Period. The aforesaid possibility shall apply likewise to an obligatory self-financed investment pursuant to § 2 para. 2 and a voluntary self-financed investment pursuant to § 2 para. 3.

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 4, Plan Conditions, Tranche 2017

(5) In case the number of exercisable Option Rights pursuant to § 8 para. 2 and/or para. 3 is reduced and in the cases of § 9 para. 4 (a), the number of the Self-financed Investment Shares to be held pursuant to § 2 para. 2 shall be reduced as well, pro rata to the ratio of exercisable option rights reduced pursuant to § 8 para. 2 and/or para. 3 to the number of the exercisable option rights pursuant to § 8 para. 1 (without reduction). The Option Beneficiary can freely dispose of any Linde Shares in excess thereof at any time. The Option Beneficiary shall be granted Matching Shares Rights (as defined in § 2 para. 10) only with respect to the reduced number of Self-financed Investment Shares pursuant to sentence 1, regardless of whether the Option Beneficiary has disposed of non-locked-up Self-financed Investment Shares or whether he/she still holds them. The provisions of this § 2 para. 5 sentences 1 through 3 shall apply to Self-financed Investment Shares held voluntarily pursuant to § 2 para. 3 mutatis mutandis.

(6) The Option Beneficiary who has made a self-financed investment shall be obliged, at any time up on request of Linde, to provide evidence of the Option Beneficiary's self-financed investment by submitting a bank statement showing the Self-financed Investment Shares relating to the self-financed investment. The bank statement shall confirm that the Self-financed Investment Shares were held by the Option Beneficiary from the day following the Investment Period (00:00 h) until the expiry of the Waiting Period respectively the day the bank statement has been prepared. Notwithstanding the foregoing, Linde may decide that the Account Bank shall grant Linde insight into the LTIP 2012 Securities Account and, if necessary, provide further information relating thereto. In particular the Account Bank shall inform Linde if it becomes aware of a disposition by any participant before the expiry of the Waiting Period. To the extent it becomes aware thereof the Account Bank shall further inform Linde about any third party enforcement measures with respect to the LTIP 2012 Securities Account. The Account Bank shall include the respective declaration of consent of the Option Beneficiary in its account documentation.

(7) The Self-financed Investment Shares shall be transferred to the LTIP 2012 Securities Account free of any third party rights. The Option Beneficiary shall not pledge the Self-financed Investment Shares nor shall he/she enter into any hedging arrangements or back-to-back-transactions by which the price risk pertaining to the Self-financed Investment Shares is fully or partially economically hedged. The Option Beneficiary shall further not grant any sub-participations in the Self-financed Investment Shares nor agree on any trust relationship relating to Self-financed Investment Shares if the Option Beneficiary acts as a trustee.

(8) If the Option Beneficiary does not comply with his/her obligations pertaining to the Self-financed Investment Shares pursuant to § 2 para. 2 and para. 4 through 7, any and all Option Rights of the Option Beneficiary shall lapse without replacement or compensation. This does not apply to a voluntary self-financed investment pursuant to § 2 para. 3.

(9) In acquiring Self-financed Investment Shares the respective Option Beneficiary shall ensure that he/she does not violate mandatory insider trading restrictions. If an Option Beneficiary for this reason is not allowed to make the self-financed investment within the Investment Period, the Investment Period shall be extended by that period during which mandatory law interdicts such acquisition. In these cases, the end of the Investment Period shall be announced by Linde. If the acquisition and/or the holding of Self-financed Investment Shares by the Option Beneficiary is, or becomes, inadmissible pursuant to mandatory law or if the fulfilment of the mandatory law requirements in connection with the Self-financed Investment Shares requires disproportionate efforts by Linde and/or the Option Beneficiary, e.g. the preparation of a prospectus or the involvement of an intermediate, Linde shall, with respect to the respective Option Beneficiary, be entitled to waive the self-financed investment as precondition for the participation in the plan. In such case, Linde may agree with the respective Option Beneficiary on an individual basis.

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 5, Plan Conditions, Tranche 2017

(10)For each Investment Share which is held at the end of the Waiting Period, Linde shall, in accordance with the following conditions and subject to an adjustment pursuant to § 2 para. 5 and/or § 5 para. 5 grant the Option Beneficiary one Linde Share (the "Matching Shares Right") (the Linde Shares which are granted pursuant to a Matching Shares Right are hereinafter referred to as "Matching Shares"):

(a) the Self-financed Investment Shares have been transferred into the LTIP 2012 Securities Account in accordance with the provisions set forth in § 2 paras. 2 and 3 above within the Investment Period,

(b) the Option Beneficiary has not violated the provisions under § 2 para. 4 and 7,

(c) the Self-financed Investment Shares have been held in the LTIP 2012 Securities Account by the Option Beneficiary permanently until the end of the Waiting Period and

(d) at the end of the Waiting Period the respective Option Beneficiary has an employment or service contract with Linde or any Affiliated Company which has not been terminated. If the employment or service contract is terminated prior to the expiry of the Waiting Period, § 9 shall apply to Matching Shares Rights mutatis mutandis.

(11)For the fulfilment of its obligations under the Matching Shares Rights Linde intends to use treasury shares. However, Linde shall, instead of granting Matching Shares, be entitled to make a cash payment to the respective Option Beneficiary the amount of which shall be calculated based on the number of Matching Shares to be granted pursuant to § 2 para. 10 multiplied by the average of the closing prices of the Linde Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within the last 60 trading days of the Waiting Period.

§ 3 Option Rights

(1) Linde shall grant option rights to the Option Beneficiary which confer the right to subscribe to new no-par value bearer shares of Linde as set forth in these Plan Conditions ("Option Rights").

(2) The Option Rights are deemed to be issued on 7 June 2017 ("Issue Date"). The term of the Option Rights amounts to five years, counted as from the Issue Date, unless the Option Rights lapse ahead of schedule pursuant to these Plan Conditions. Option rights which are not exercised or could not be exercised by the end of the term shall lapse without replacement or compensation.

(3) The option rights will not be documented in any form of a certificate. A claim for certification does not exist.

§ 4 Issue Conditions, Exercise Price

(1) Each Option Right shall entitle the Option Beneficiary to subscribe to one share of Linde ("Option Ratio") at the Exercise Price pursuant to these Plan Conditions. The "Exercise Price" shall be equal to the lowest issue price (*geringster Ausgabebetrag*) from time to time, at present EUR 2.56.

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THE LinDE GROUP CONVENIENCE TRANSLATION page 6, Plan Conditions, Tranche 2017 (2) Shares which are issued following the exercise of Option Rights shall for the first time be entitled to profit participation for that financial year for which a resolution on the appropriation of the profits does not exist at the point in time in which the shares are issued. (3) Linde may, at its sole discretion at any time prior to the Exercise Period (as defined in § 6 para. 2), choose to (a) deliver treasury Linde Shares instead of new Linde Shares from the conditional Capital created for this purpose, in which case no Exercise Price shall be payable, or (b) to fulfil the Obligation to deliver Linde Shares by cash payment the amount of which per Linde Share shall be the difference between (i) the closing price of Linde Shares in the Xetra trading (or a compa- rable successor system) on the Frankfurt Stock Exchange on the Exercise Date (as defined in § 10 pa¬ ra. 4) and (ii) the Exercise Price (cash settlement). The decision on any of these alternatives shall be announced to the Option Beneficiaries in the form as set forth in § 13 prior to the Start of the Exercise Period. § 5 Adjustment of Plan Conditions; Termination of Option Rights and Match- ing Shares Rights (1) Insofar as Linde performs corporate actions during the term of the Option Rights, the number of Linde Shares per Option Right shall be adjusted as follows. Objective of the adjustment is to avoid or minimize any alteration of the economical value of the Option Rights. The Exercise Price shall in all cases be equal to the lowest issue price. (a) In the event of an increase of the number of shares without change in the share Capital (share split) or a Capital increase from corporate funds through the issuance of new shares, the number of shares per individual Option Right shall be increased in the ratio of the number of Linde Shares after the Capital measure to the number of shares prior to such Capital measure. The number of shares to be delivered when the options are exercised shall remain unchanged provided that the share Capital is increased through corporate funds and the number of shares issued in this context is not altered. (b) In the event of a reduction of Linde's share Capital, the Exercise Price and the Option Ratio shall remain unchanged provided that, as a result of the Capital reduction, the number of shares remains un¬ changed or the Capital reduction is linked to a Capital repayment or an acquisition of treasury shares against payment. In the event of a Capital reduction through the amalgamation of shares without a Capital repayment or acquisition of treasury shares against payment and in the event of a consoiida- tion of shares without a change in the share Capital, the Option Ratio shall be adjusted in such way that the number of Linde Shares which can be acquired for one Option Right at the Exercise Price shall be reduced in the ratio of the number of Linde Shares after such Capital measure to the number of shares prior to such Capital measure. The number of shares to be held as Self-Financed Investment Shares pursuant to § 2 para. 2 shall be ad¬ justed in the same ratio as the Option Ratio pursuant to subparagraphs (a) and (b) above. /

THE LINDE GROUP

CONVENIENCE TRANSLATION

page 7, Plan Conditions, Tranche 2017

(2) The adjustment pursuant to § 5 para. 1 shall be calculated by Linde. Linde shall announce the adjusted Option Ratio, the adjusted number of Self-Financed Investment Shares and the reference date from which only the adjusted Option Ratio shall apply, in accordance with § 13.

(3) Fractions of shares shall not be delivered. In the event that the aforementioned adjustment results in fractions of shares, the number of Linde Shares to be granted shall be determined by rounding based on commercial principles. Fractions of shares not taken into account shall neither be compensated in cash nor otherwise.

(4) Linde shall have the right to terminate the Option Rights within six months after Linde pursues another legal form, merges with another company, transfers all or substantially all of its assets to another company or otherwise undergoes substantial restructuring measures. The same applies if a shareholder or a group of shareholders of Linde gains control of Linde within the meaning of sec. 29 para. 2 in conjunction with sec. 30 of the German Securities Acquisition and Takeover Act (*Wertpapiererwerbs- und Übernahmegesetz – WpÜG*). Upon such termination the Option Beneficiary shall be entitled to a cash compensation per Option Right the amount of which shall be determined in good faith (*nach billigem Ermessen*) by Linde. In such determination, the degree of the achievement of the Performance Targets as per the date of termination, the elapsed time of the Waiting Period up to the termination notice, the market capitalization and the business prospects of Linde, as they where expected to develop without taking into consideration the circumstances triggering the termination shall be taken into consideration.

(5) The provisions of this § 5 shall apply to Matching Shares Rights mutatis mutandis provided that the number of Self-financed Investment Shares for which Matching Shares Rights shall be granted shall be adjusted in the same ratio as the Option Ratio pursuant to § 5 para 1, regardless of the number of Linde Shares the Option Beneficiary holds as self-financed investment.

§ 6 Preconditions for Exercise I: Waiting Period and Exercise Period

(1) The Option Rights may be exercised, subject to § 7 below, at the earliest four years after they have been issued, i.e. at the earliest on 7 June 2021 ("Waiting Period").

(2) The Option Rights may be exercised within a period of twelve months after the end of the Waiting Period ("Exercise Period"). Thus, the last date on which the Option Rights can be exercised is 6 June 2022. The Option Beneficiaries may not exercise the options during the lock-up periods: 30 calendar days before through one day after the publication of quarterly results or results for the first six months, the last two weeks before the end of a financial year through one day after the publication of the results of the respective financial year and the period starting 14 weeks before through the third banking day after the annual general meeting of Linde. The periods between the lock-up periods where the Option Beneficiary may exercise the Option Rights are the "Exercise Times".

(3) Regardless of the lock-up periods (§ 6 para 2), the Option Beneficiaries shall obey potential statutory or Linde internal prohibitions or statements (in particular with respect to insider information) when exercising the Option Rights.

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 8, Plan Conditions, Tranche 2017

§ 7 Preconditions for Exercise II: Performance Targets

(1) Options Rights may only be exercised if and to the extent at least one of the Performance Targets as set forth below in this § 7 is reached.

(2) The Performance Targets consist of the development of (i) the Earnings Per Share (as defined in § 7 para. 4) and (ii) the Relative Total Shareholder Return (as defined in § 7 para. 5), each and all as determined in accordance with the following provisions.

(3) With respect to any and all Options Rights granted to one particular Option Beneficiary on the same Issue Date, the "Earnings Per Share" Performance Target shall have a weighting of 50 percent and the "Relative Total Shareholder Return" Performance Target likewise a weighting of 50 percent. Within the two aforementioned Performance Targets there shall be a "minimum target" which must be reached to be able to exercise Option Rights and a "stretch target". Upon reaching the stretch target, all Option Rights may be exercised within the limits of the weighting of the respective Performance Target.

(4) "Earnings Per Share" Performance Target

(a) The minimum target for the "Earnings Per Share" performance target shall be reached, when the diluted earnings per share of the Company, adjusted for special items, for the financial year ending before expiry of the waiting period, i. e. 2020, compared to the diluted earnings per share, adjusted for special items, for the financial year ending before the issue of the subscription rights, i. e. 2016, reaches a compound average growth rate (Compound Average Growth Rate; CAGR) of 6 percent annually.

(b) The "Earnings Per Share" stretch target shall be reached, when the diluted earnings per share of the Company, adjusted for special items, for the financial year ending before the expiry of the waiting period , i. e. 2020, compared to the adjusted diluted earnings per share, adjusted for special items, for the financial year ending before issue of the subscription rights, i. e. 2016, reaches a compound average growth rate of at least 11 percent annually.

(c) Whether and to what extent the "Earnings Per Share" performance target has been reached shall be determined on the basis of the diluted earnings per share, adjusted for special items, as shown in the audited consolidated financial statements of the Linde Group for the respective financial year; if no adjustment for special items has been made in the respective financial statements, the diluted earnings per share as shown in the financial statements shall be decisive. Special items are such effects which, due to their nature, their scope and/or their frequency can, positively or negatively, influence the significance of the diluted earnings per share with regard to the sustainability of the profitability of the Linde Group. Objective of the adjustment for special items is to increase the transparency of the sustainability of the Linde Group's profitability

(d) If the minimum target is reached, 12.5 percent of all subscription rights of the respective tranche shall be exercisable. If the stretch target is reached, 50 percent of the subscription rights of the respective tranche, i. e. the total number of subscription rights corresponding to the weighting of this performance target, shall be exercisable. If the minimum target is exceeded, but the stretch target is not reached, that percentage, between 12.5 percent and 50 percent, of the subscription rights of the respective tranche shall be exercisable, which corresponds to the amount by which the minimum target is exceeded in relation to the stretch target. A linear division shall be assumed in this respect. If such

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 9, Plan Conditions, Tranche 2017

calculation does not result in an integer percentage, the percentage shall be determined by rounding to the first decimal place based on commercial principle

(5) "Relative Total Shareholder Return" Performance Target

(a) The minimum target for the "Relative Total Shareholder Return" performance target shall be reached, when the Total Shareholder Return per Linde Share in the period between the Issue Date and the start of the Exercise Period exceeds the median of values for the Total Shareholder Return of the Reference Group (as defined below). If the Reference Group is made up of an even number of values, the average of the two values lying in the middle shall be relevant.

(b) The stretch target for the "Relative Total Shareholder Return" performance target shall be reached, when the Total Shareholder Return per Linde Share in the period between the Issue Date and the start of the Exercise Period at least reaches the upper quartile (third quartile) of values for the Total Shareholder Return of the Reference Group.

(c) The Total Shareholder Return per Linde Share shall consist of the absolute amount by which the price of a Linde Share rises (or declines) compared to the Initial Value (as defined below) on the one hand, and the amount of the dividends paid out per Linde Share and the value of any statutory subscription rights allocated to a Linde Share (because of a capital increase), in each case during the period between the Issue Date inclusive and the third to last stock exchange trading day in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange (in each case including) before the start of the Exercise Period, on the other hand. The absolute amount of the rise (or decline) in the price of the Linde Share shall be the difference between the average of the closing prices (or a comparable successor value) of the Linde Share between the 62nd and the third to last stock exchange trading day in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange (in each case inclusive) before the Exercise Period (the "End Value") and the Initial Value. In determining the Total Shareholder Returns, the "Initial Value" shall be the average of the closing prices (or a comparable successor value) for the Linde Share on the last 60 stock exchange trading days in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange before the Issue Date of the Option Rights. The value of a statutory subscription right shall, for the purpose of these Plan Conditions, correspond to the average closing prices in that period in which the subscription rights are traded in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange.

(d) The "Reference Group" includes the respective DAX 30 companies with the exception of Linde. Companies which withdraw from or enter the DAX 30 during the period decisive for determining the Total Shareholder Return will not be taken into consideration. In calculating the respective Total Shareholder Return of the shares of the Reference Group, Linde can use data provided by recognized independent providers for financial data. If with respect to a company in the Reference Group, shares of different classes or shares with varying profit entitlements are traded on stock exchanges, solely the shares forming the basis for the determination of the DAX 30 value shall be taken into consideration.

(e) If the minimum target is reached 12.5 percent of all Option Rights issued on the same Issue Date shall be exercisable. If the stretch target is reached, 50 percent of the Option Rights issued on the same Issue Date, i.e. the full number of Option Rights corresponding the weighting of this Performance Target shall be exercisable. If the minimum target is exceeded but the stretch target is not reached, that percentage, between 12.5 percent and 50 percent, of the Option Rights issued on the same Issue Date shall be exercisable as represented by the amount by which the minimum targets exceeded in relation

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THE LinDE GROUP CONVENIENCE TRANSLATION page 10, Plan Conditions, Tranche 2017 to the Stretch target. A linear division shall be assumed in this respect. If the calculation does not result in an integer percentage, the percentage shall determined by rounding to the first decimal place based on commercial principles. § 8 Determination of the Number of Exercisable Option Rights (1) The exercisable number of Option Rights issued on the same Issue Date shall be equivalent to the number of all Option Rights issued on the same Issue Date, multiplied by the percentage which results from the ag- gregate percentages arising from reaching one or both of the Performance Targets as set out in § 7 unless provided otherwise in the following provisions. (2) If the e ployment or Service contract of the Option Beneficiary terminates prior to the expiry of the Wart- ing Period due to any of the events mentioned in § 9 para. 2 or 3, the number of Option rights exercisable by the Option Beneficiary shall be (a) the number determined pursuant to para. 1 above, multiplied by (b) the number of months of employment or Service of the Option Beneficiary from and including the cal- endar months of the Issue Date up to and including the calendar month in which the Option Rights would have lapsed when not taking into consideration the provisions of § 9 para. 2 respectively 3, divided by (c) 48. (3) If the payment of any remuneration under the employment or Service of the Option Beneficiary for Linde or any affiliate has been suspended during the Waiting Period, e.g. due to parental leave or a sabbatical or unpaid holiday, the number of exercisable Option rights pursuant to para. 1 and 2 shall be reduced pro rata temporis in the ratio of the number of months during the Waiting Period without Suspension of payment to the aggregate number of months during the Waiting Period (i.e. 48 months). (4) If the determination of the number of exercisable Option rights does not result in an integer number of exercisable Option Rights, the number of exercisable Option Rights shall be determined by rounding based on commercial principles. Fractions of Option Rights shall not be taken into consideration. Fractions not taken into consideration will not be compensated, neither in cash nor otherwise. § 9 Lapse of Option Rights and Matching Shares Rights in the Event of a Ter¬ mination of the Employment Relationship (1) Option rights may only be exercised if the Option Beneficiary is in Service or employment with Linde or any Affiliated Company at the time of exercise and notice of termination has not been given by either party with regard to the Service or employment agreement. Save for any specific exemption set forth in these Plan Conditions Option Rights which may not be exercised pursuant to sentence 1 shall lapse without re- /

THE LINDE GROUP

CONVENIENCE TRANSLATION

page 11, Plan Conditions, Tranche 2017

placement or compensation regardless of the reason for such termination (including death and occupational disability).

(2) The Option Rights shall not lapse, if

(a) the termination of the employment or service contract is brought about by Linde or by an Affiliated Company without cause (in particular in the event of termination for economical reasons, transfer of operations to another legal entity, take over of Linde or sale of shareholdings). This also applies if the Option Beneficiary personally terminates his/her employment relationship or service contract pursuant to its terms following transfer of operations to another legal entity or sale of shareholdings. If the employment or service contract terminates before the expiry of the Waiting Period, the entitlement under the Option Rights will be adjusted pro rata temporis in accordance with § 8 para. 2. The adjustment shall become effective upon the date the termination of the employment or service contract becomes effective, provided that, if at such time any right of Linde to terminate the Option Right pursuant to § 5 para. 4 has not yet expired, the adjustment shall become effective upon expiry of the termination period, unless Linde makes use of the termination right in time; or

(b) the Option Beneficiary changes his/her employment relationship or service contract from Linde or an Affiliated Company to an Affiliated Company or Linde.

(3) The Option Rights are retained if the Option Beneficiary retires, develops an occupational disability or becomes incapable of self support, provided, however, if the employment or service contract terminates before the expiry of the Waiting Period, the entitlement under the Option Rights will be adjusted pro rata temporis in accordance with § 8 para. 2.

(4) In the event of the Option Beneficiaries death, Linde shall grant his/her heirs which have proven their entitlement vis-à-vis Linde a cash compensation for the Option Rights which have lapsed in accordance with the following positions ("Heirs Compensation"):

(a) In the event of the Option Beneficiary's death prior to the expiry of the Waiting Period, the amount of the Heirs Compensation shall be determined based on the number of the exercisable Option Rights pursuant to § 8 para. 2 multiplied by the average of the closing prices of the Linde Share in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within the first ten stock exchange trading days of the Exercise Period.

(b) In the event of the Option Beneficiary's death after the expiry of the Waiting Period but within the Exercise Period and prior to exercise of the Option Rights, the amount of the Heirs Compensation shall be determined based on the number of the exercisable Option Rights pursuant to § 8 para. 1 multiplied by the average closing prices of the Linde Shares in the Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange within such Exercise Time in which the Option Beneficiary dies or, in case the Option Beneficiary dies within a blocking period, within such Exercise Time which follows the respective blocking period.

(c) If the Option Beneficiary has several heirs, Linde can pay the Heirs Compensation with debt-discharging effect to one of the heirs or, at its own discretion, deposit the amount in accordance with the provisions of the German Civil Code.

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 12, Plan Conditions, Tranche 2017

(5) In the event the employment or service contract is terminated by way of a severance agreement, the Option Rights shall lapse unless the severance agreement shall replace a termination of the employment or service contract due to one of the reasons mentioned in para. 2. If the Option Rights do not lapse pursuant to this § 9 para. 5, the adjustment positions pursuant to § 9 para. 2 shall apply mutatis mutandis.

(6) The provisions of § 9 para. 1 through 5 shall apply mutatis mutandis to Matching Shares Rights provided that in the event that the Matching Shares Rights do not lapse Matching Shares or, in the event of § 9 para. 4, the Heirs Compensation shall be granted solely for the number of Self-financed Investment Shares which has been reduced pursuant to § 2 para. 5, provided that the further preconditions of § 2 para. 10 are met.

§ 10 Exercising Option Rights, Granting of Matching Shares

(1) The Exercise Notice may be submitted from the beginning of the Exercise Period with effect as of the respective Exercise Date.

(2) In order to exercise Option Rights, the Option Beneficiaries must submit to Linde an electronic exercise notice using the pre-printed forms available on the website for the LTIP 2012 ("Exercise Notice"). All Option Rights which may be exercised in a specific Exercise Period may only be exercised once in accordance with the provisions above. With the Exercise Notice the Option Office, to the extent specified in the forms available from Linde, is authorized by the Option Beneficiary - by means of exemption from the legal restrictions of self-dealing (§ 181 German Civil Code) – to make the necessary statements and actions to subscribe to the new shares respectively acquire treasury shares of Linde (should Linde choose to deliver treasury shares pursuant to § 4 para. 3) in its own name, but for the account of the Option Beneficiary. The Exercise Notice may also be submitted in writing or by fax to the address or fax number designated by Linde. In the event of an exercise in writing or by fax, the receipt of the fax or the respective letter by the Option Office shall be decisive for the timely exercise within the meaning of § 10 para. 4 a).

(3) In submitting the Exercise Notice the Option Beneficiary can choose between three different alternatives:

(a) "Exercise and Hold": exercising the Option Rights in order to acquire and transfer the Linde Shares into the LTIP 2012 Securities Account;

(b) "Exercise and Sell": exercising the Option Rights with the instruction to the Option Office to sell all Linde Shares on behalf of the Option Beneficiary over the stock exchange without limit at the best possible price; or

(c) "Exercise and Sell to Cover": exercising the Option Rights with the instruction to the Option Office to sell that many Linde Shares on behalf of the Option Beneficiary over the stock exchange without limit at the best possible price which are necessary to cover (i) the Exercise Price for all Linde Shares, (ii) all charges and costs arising from, or becoming payable due to, the exercising of the Option Rights or this instruction, and (iii) the advance payment on taxes and other charges (as described in § 10 para. 4) and to transfer the remaining Linde Shares into the LTIP 2012 Securities Account.

(4) The exercising of Option Rights takes effect on the banking day ("Exercise Date") on which the following conditions have been fulfilled by 11:00 am CET:

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CONVENIENCE TRANSLATION

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(a) the Exercise Notice has been received by the Option Office and

(b) only with respect to the alternative "Exercise and Hold" (as described in § 10 para. 3 a), an amount designated on the website for the LTIP 2012 comprising

   (i) the Exercise Price for all shares to be acquired by the Option Beneficiary, unless Linde decided to choose the exercise alternative pursuant to § 4 para. 3 (b),

   (ii) all costs and charges which become payable upon exercise of the Option Rights, and

   (iii) the advance payment on taxes and other charges (as described in § 14 para. 5), if applicable in the respective country,

   has been credited to the account of the Option Beneficiary with the Account Bank.

   The Option Beneficiary explicitly agrees that the amount mentioned above may be debited from his account with the Account Bank by the Option Office.

(5) If the Option Beneficiary does not choose the exercise alternative "Exercise and sell" (§ 10 para. 3 b)), the shares to be delivered with respect to the exercise of the Option Rights shall be credited to the LTIP 2012 Securities Account of the Option Beneficiary as soon as possible after the Exercise Notice becoming effective, generally within five banking days. Linde shall make arrangements with the Option Office to have the Option Office, with respect to the exercise alternatives "Exercise and Sell" and "Exercise and Sell to Cover" (§ 10 para. 3 b) and c)) pre-fund the Exercise Price for the account of the Option Beneficiary and deduct (i) the prefunded Exercise Price, (ii) any fees and charges and (iii) the advance payment on taxes and other charges (as defined in § 10 para. 4) from the proceeds upon sale of the shares for the account of the Option Beneficiary and pass on the advance payment on taxes and other charges (as defined in § 10 para. 4) to Linde or the employer of the Option Beneficiary. The Option Beneficiary hereby agrees to such proceeding.

(6) Matching Shares shall be credited to the LTIP 2012 Securities Account automatically within ten (10) banking days after expiry of the Waiting Period if the requirements of § 2 para. 10 are met; an exercise of the Matching Shares Rights is not required. If Linde decides to pay a cash compensation pursuant to § 2 para. 11 instead of granting Matching Shares, this amount shall be automatically transferred to the Option Beneficiaries with payment of the next salary or remuneration.

§ 11 Option Office

Linde is entitled to appoint at any time at its own choice employees of Linde or an Affiliated Company, a credit institute, a specialist share/option plan administrator or an accounting firm as Linde's option office ("Option Office"). Notwithstanding any other functions the employees of Linde or the Affiliated Company, the credit institute, the specialist share/option plan administrator or the accounting firm may otherwise have or exercise in relation to Linde or any Affiliated Company, for the purposes of these Plan Conditions the Option Office acts exclusively for the Option Beneficiary in exercising such Option Beneficiary's Option Rights.

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CONVENIENCE TRANSLATION

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§ 12 Costs

The Option Beneficiary bears the transaction costs arising out of the exercising of Option Rights and Matching Shares Rights, including any exercise commission, any costs of selling the shares as well as any costs for his/her deposit account. Linde bears its internal costs.

§ 13 Announcements

(1) Announcements and statements by Linde concerning these Plan Conditions will be sent to the Option Beneficiaries by means of electronic data transmission. In exceptional cases the statements can be sent in writing or by fax as well.

(2) All statements by the Option Beneficiary concerning the Option Rights or the Matching Shares Rights must be made in the German or English language by means of electronic data transmission (email) vis-à-vis Linde to the (email) address of Linde mentioned in the letter to the Option Beneficiary concerning the granting of Option Rights, also if addressed to the Option Office. The statements can be made in writing or by fax as well.

(3) The Option Beneficiary is well aware of the risks related to the transmission via fax or electronic data transmission, in particular the possible technical failure of the transmission and the risk of misuse for want of original signatures. The decision to use fax or electronic data transmission is solely with the Option Beneficiary. All risks related thereto are therefore borne by the Option Beneficiary.

§ 14 Taxes, Charges

(1) Any taxes, social security contributions or other expenses and public charges which accrue to the Option Beneficiary in conjunction with the issue of the Option Rights, the exercising of Option Rights, the delivery of shares and the issue of Matching Shares Rights and the granting of Matching Shares are to be borne by the Option Beneficiary. The same applies if Linde chooses to fulfil the Option Beneficiaries' claims by way of cash settlement.

(2) In case Option Beneficiaries are obliged to pay taxes in Germany, the income tax and any other taxes and compulsory social security contributions on the non-cash benefit obtained by the Option Beneficiary from the granting or exercising of options and the granting of Matching Shares will be retained from the Option Beneficiary's salary/payments in accordance with legal provisions applicable from time to time ("Withholding of Income Tax") unless, due to the exercising alternative chosen by the Option Beneficiary (§ 10 para. 3), an advance payment on taxes and other charges has already been made. This may lead to a complete reduction of the Option Beneficiary's salary/payments in a certain month. If the Withholding of Income Tax exceeds the Option Beneficiary's salary/payments from which taxes and other charges may be withheld, Linde or the employing company is entitled to debit the difference by means of a direct debit from the Option Beneficiary's salary account subject to sufficient prior written notification. In this case, the Option Beneficiary must ensure that the account has sufficient funds, otherwise a notification on the insufficient payment will be sent to the competent revenue authorities of taxes and charges.

THE LinDE GROUP CONVENIENCE TRANSLATION page 15, Plan Conditions, Tranche 2017 (3) In case of Option Beneficiaries who are subject to tax outside Germany, Linde or any employing Company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation, social security or other charges in respect of the Option Rights, the Matching Shares Rights, the Matching Shares and the shares granted upon exercising the Option Rights unless, due to the exercising al¬ ternative chosen by the Option Beneficiary (§ 10 para. 3), an advance payment on taxes and other charges has already been made. These arrangements may include the withholding of the Option Beneficiary's sala- ry/payments, the sale or reduction in number of any shares, or for the cash Settlement a deduction from that payment, unless the Option Beneficiary discharges his/her respective liability to pay taxes, social se¬ curity contributions or other charges himself, and provides evidence thereof, to the satisfaction of Linde or the employing Com any. (4) To the extent an advance payment on taxes and other charges due to the exercising alternative chosen by the Option Beneficiary (§ 10 para. 3 and 4) exceeds the amount to be withheld pursuant to this § 14 para. 2 or 3, the Option Beneficiary shall be reimbursed for the excess amount by Linde or the employing Company via his/her salary/payments account. (5) The advance payment on taxes and other charges shall be calculated as follows: in the event the Option Beneficiary subscribes to new shares, by multiplying the number of shares subscribed to with (i) the difference between the closing price of the Linde Share in the Xetra trading (or a similar successor System) on the Frankfurt Stock Exchange on the last stock exchange trading day prior to the exercise and the Exercise Price and (ii) the maximum tax rate; if Linde decides to choose the exercise alternative pursuant to § 4 para. 3 (a) and delivers treasury shares, by multiplication of the number of shares subscribed to with (i) the closing price of the Linde Share in the Xetra trading (or a similar successor System) on the Frankfurt Stock Exchange on the last stock exchange trading day prior to the exercise and (ii) the maximum tax rate. § 15 Liability and Risks (1) Linde does not accept any responsibility for general market developments and the price development of the Linde Share. For this reason, there is in particular no guarantee that the Option Beneficiary can exercise Option Rights, gains economic benefits from the granting of Option Rights, the issue of Linde Shares or the granting of Matching Shares Rights or Matching Shares or be in a position to make a profit on the sale of Linde Shares. The acceptance and exercise of Option Rights as well as the acquisition of Self-financed In¬ vestment Shares as precondition of the participation in the LTIP 2012 (from Band 5 onwards) or, on a vol- untary basis, as precondition of the granting of Matching Shares Rights (Band 4) are therefore carried out solely at the individual Option Beneficiary s risk. The Option Beneficiary in particular bears the price risk and the risk to lose its self-financed Investment relating to Self-financed Investment Shares. (2) Linde also does not accept responsibility for the legal treatment of taxes and charges, especially that taxes and charges to be retained or taxes and charges to be paid by the Option Beneficiary only accrue to the dif¬ ference between the Exercise Price and the current stock exchange price when Option Rights are exercised or to an actually generated profit from a sale or another specific amount when shares, including Matching Shares, are delivered. It is recommended that Option Beneficiaries consult a tax expert. The respective Op¬ tion Beneficiary shall bear the cost of such tax consultation.

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CONVENIENCE TRANSLATION

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(3) In case of a submission by fax, Linde can determine the authenticity of orders only via the incoming fax order since the original is not available for review. In principle, Linde cannot see from the fax whether an order was falsified (e.g. by affixing a signature from another document). The Option Beneficiary authorises Linde hereby to carry out fax orders received by it provided that these, from its surface, carry the signature of the Option Beneficiary. Linde does not accept any responsibility and liability for the availability, functioning, stability and reliability of the telecommunication network and the timely and complete transmission.

(4) The technical and organisational measures carried out by Linde in order to ensure the functioning of the website and the security of data are in line with up to date customary standards. The availability, functioning, stability and reliability of the website can, according to current techniques, be subject to disturbance and dysfunction. Linde does not accept any responsibility and liability for the availability, functioning, stability and reliability of the telecommunication network, any internet provider and third party network elements as well as for the access to Linde's website and the timely and complete transmission. Linde further does not accept any responsibility for defects or flaws of the hard- and software used for the website, including those of service providers, provided that this does not apply in case of intent or gross negligence. Linde reserves the right to interrupt or close down the website without any announcement, e.g. due to safety reasons following unauthorised third party impact.

(5) Linde's liability shall be limited to wilful misconduct and gross negligence provided that this does not relate to cardinal obligations.

§ 16 Personal Data

(1) By participating in the LTIP 2012, the Option Beneficiary agrees to the collection, storage, usage and processing of his/her personal data by Linde, his/her employer, any Affiliated Company, the Option Office and other third parties, in particular service providers, in relation to the issuance of the Option Rights and the granting of Matching Shares Rights, the administration and implementation of the LTIP 2012.

(2) The Option Beneficiary is responsible for keeping his/her address and other personal communication data available to Linde and/or the Affiliated Company he/she is (or was last) employed with up to date at any time.

(3) In case of doubt, Linde and the Affiliated Company the Option Beneficiary is (or was last) employed with is entitled to verify the Option Beneficiary's identity and/or request adequate evidence.

§ 17 Concluding Provisions

(1) The Option Beneficiary is obliged to observe legal provisions, in particular the prohibition on insider trading and any insider trading guidelines by Linde as well as any applicable obligations to report director's dealings at all times when exercising his/her rights arising out of the Option Rights and/or in the case of a sale of Issuer shares, which were acquired due to Option Rights or as Matching Shares and which were held as Self-financed Investment Shares.

(2) The issuance of shares and any payments, including, but not limited to a Cash Settlement, under these Plan Conditions is not part of the employment and the remuneration under the employment agreement and will

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THE LINDE GROUP

CONVENIENCE TRANSLATION

page 18, Plan Conditions, Tranche 2017

ANNEX to the Linde Group Plan Conditions for the LTIP 2012, Tranche 2017

NOTE: In addition to or in deviation from the Plan Conditions, certain specific provisions may apply to Option Beneficiaries resident in certain jurisdictions at the Issue Date.

For All Jurisdictions, the following applies:

Offer Strictly Private

The offer to acquire Option Rights and the granting of Matching Shares Rights is addressed only to directors, officers and employees of companies belonging to the Linde Group.

Accordingly, the Option Rights are issued, and the Matching Shares Rights are granted, to the Option Beneficiaries on a strictly private and personal basis. This means that the Option Rights are offered to those individual Option Beneficiaries only who are the addressees of the award letter. No other person is the addressee of the award letter and thus of the offer made thereby and the offer may not be taken up by any other person. The addressee is not allowed to transfer the right to accept the offer to any other person.

No Copying or Distribution

Also, you must not copy or distribute the award letter or the Plan Conditions nor any other document or information given in relation to the LTIP 2012.

No Registration with or Approval by Securities or Regulatory Authority

Neither the Option Rights nor the Matching Shares Rights have been registered or are currently envisaged to be registered with any Securities or Regulatory Authority or approved by any such Authority or admitted for trading in any jurisdiction.

No Review of Documents by Securities or Regulatory Authority

Also, neither the contents of the award letter nor the contents of the Plan Conditions or the additional information (in particular any brochure) have been reviewed by any Securities or Regulatory Authority in any jurisdiction. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

Financial Statements of Linde AG

The consolidated annual report of Linde AG for the business year 2016 as well as the consolidated report of Linde AG for the first quarter of 2017 are available on Linde's website at http://www.linde.com. Option Beneficiaries can obtain a free copy of these financial statements by contacting info@linde.de.

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CONVENIENCE TRANSLATION

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not form part of an Option Beneficiary's remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, health insurance or other similar benefit, whether existing or subsequently introduced.

(3) In addition to or in deviation from the Plan Conditions certain specific provisions may apply to Option Beneficiaries resident in certain jurisdictions at the Issue Date or upon Exercise.

(4) The Option Rights, the Matching Shares Rights and these Plan Conditions are subject to the laws of the Federal Republic of Germany, excluding the conflict of law rules.

(5) Place of performance is the corporate seat of Linde

(6) The jurisdiction for all legal conflicts arising out of matters provided for in these Plan Conditions is the corporate seat of Linde unless the Option Beneficiary has a place of general jurisdiction in Germany.

(7) Should one of the provisions of these Plan Conditions be or become ineffective or unfeasible either in whole or in part, the remaining provisions shall remain unaffected. As far as legally possible, a provision shall replace an ineffective provision corresponding to the sense and purpose of these Plan Conditions at the time the Option Rights are granted. Should a legal gap arise as a result of ineffectiveness or unfeasibility or should these Plan Conditions prove to be incomplete for any other reason, the legal gap is to be rectified by means of a supplementary contractual interpretation corresponding to the sense and purpose of these Plan Conditions, by taking into account the legitimate interests of the parties concerned.

(8) Only the German language version of these Plan Conditions is legally binding.

Munich, 7 June 2017